Exhibit 99.1

newsrelease

CTS CORPORATION Elkhart, Indiana 46514 (574) 293-7511

January 31, 2005

FOR RELEASE: Immediately

CTS CORPORATION COMPLETES ACQUISITION OF SMTEK INTERNATIONAL, INC.

Elkhart, IN — January 31, 2005 — CTS Corporation (NYSE: CTS) today announced the completion of the acquisition of SMTEK International, Inc. SMTEK stockholders adopted the merger agreement, providing for the merger of SMTEK into a wholly owned subsidiary of CTS, at a special meeting held at SMTEK’s corporate offices located in Moorpark, California earlier today by a vote of over 63% of the SMTEK shares outstanding and entitled to vote on the merger, which was over 97% of the total shares voted.

In accordance with the terms of the merger agreement, SMTEK stockholders will receive $10.725 in cash, without interest, and .2913 shares of CTS common stock for each share of SMTEK common stock they held at the close of business on January 31, 2005. No fractional shares of CTS common stock will be issued in the merger. SMTEK stockholders who otherwise would receive fractional shares, will receive a cash payment in lieu of those fractional shares equal to the fractional share interest multiplied by $12.12.

Commenting on the acquisition, Donald Schwanz, CTS Chairman and Chief Executive Officer, said, “We are pleased to announce the completion of the acquisition of SMTEK.

SMTEK offers an excellent strategic fit to our own EMS business, expanding our capabilities and geographic footprint, while diversifying our market and customer base. We are proud to welcome SMTEK to the CTS family.”

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer and communications markets. CTS manufactures products in North America, Europe and Asia. CTS’ stock is traded on the NYSE under the ticker symbol “CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding terms of the acquisition, business and strategic benefits of the acquisition, any financial or other guidance, and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance, or achievements to be different from any future results, performance, or achievements expressed or implied by these statements.

For more detailed information on the risks and uncertainties associated with CTS’ business activities, see our reports filed with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements, whether as a result of market or industry changes, new information, or future events.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146
www.ctscorp.com